SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 12, 2011

IF BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Maryland	001-35226	45-1834449
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

201 East Cherry Street, Watseka, Illinois	60970
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (815) 432-2476

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           Entry into Employment Agreements with Alan D. Martin and Change in Control Agreements with Pamela J. Verkler and Walter H. Hasselbring.

Employment Agreements.  On July 12, 2011, Iroquois Federal Savings and Loan Association (“Iroquois Federal”) and IF Bancorp, Inc. (the “Company”) each entered into an employment agreement with Mr. Alan D. Martin, our President and Chief Executive Officer, effective as of July 7, 2011.  The Iroquois Federal agreement and the Company agreement each provide for a three-year term, subject to annual renewal by the disinterested members of the Board of Directors.  Prior to each such renewal, the disinterested members of the Board of Directors will conduct a comprehensive performance evaluation for purposes of determining whether to extend the agreements.  Although the agreements are substantially similar and each requires payments to the executive under certain circumstances, there will be no duplication of benefits.  Any payment made under the Iroquois Federal agreement will be subtracted from the same payment required under the Company agreement.

The initial base salary under the employment agreements will be $286,000.  The Boards of Directors will review the rate of Mr. Martin’s base salary annually, and may maintain or increase (but not decrease) his base salary.  In addition to base salary, the agreements provide for, among other things, Mr. Martin’s right to participate in discretionary bonuses or other incentive compensation programs and employee benefit plans and to receive perquisites applicable to executive management.  If Mr. Martin’s employment is terminated without cause or if Mr. Martin terminates voluntarily under specified circumstances that constitute good reason (as defined in the agreements), Mr. Martin will be entitled to three times (i) base salary and (ii) the highest incentive compensation paid to him during the prior three years and the value of all employee benefits that would have been provided for the 36-month period following his termination, had Mr. Martin’s employment not terminated.  Such amounts will be paid in a lump sum payment.  In addition, Mr. Martin will be entitled to participate in any life insurance, non-taxable medical, health, or dental arrangement, subject to the same premium contribution as prior to his termination, for up to 36 months following his termination.  In the event of a change in control followed by Mr. Martin’s dismissal or resignation due to a demotion, loss of title, office or significant authority, reduction in compensation or benefits, or relocation by more than 35 miles, Mr. Martin will be entitled to the greater of the payments set forth above or three times his average annual compensation over the last five years, payable in a lump sum, plus, continued welfare benefits either provided under the Iroquois Federal plans for a period of up to 36 months, or by payment of a cash lump sum payment equal to the cost of providing such benefits for up to 36 months.  In addition, any memberships or automobile use shall be continued during the remaining unexpired term of the agreement (or if less, the maximum period permitted under Internal Revenue Code Section 409A without being considered deferred compensation). The payments required under the Iroquois Federal employment agreement in connection with a change in control will be reduced to the extent necessary to avoid an excess parachute payment.  The Company agreement will not require a reduction in severance benefits on a termination of employment in connection with a change in control in the event of an excess parachute payment.

The employment agreements also provide certain benefits to Mr. Martin or his dependents in the event of his termination due to his death or disability.  Upon termination of Mr. Martin’s employment for cause, as defined in the agreement, Mr. Martin will receive no further compensation or benefits under the agreement.

Upon any termination of employment that would entitle Mr. Martin to a severance payment (other than a termination in connection with a change in control), Mr. Martin will be required to adhere to a one-year non-competition provision.  The Company or Iroquois Federal will agree to pay all reasonable costs and legal fees of Mr. Martin in relation to the enforcement of the employment agreement, provided Mr. Martin succeeds on the merits in a legal judgment, arbitration proceeding or settlement.  The employment agreement also provides for indemnification of Mr. Martin to the fullest extent legally permissible.

Change in Control Agreements.  On July 12, 2011, Iroquois Federal also entered into change in control agreements with Ms. Verkler and Mr. Hasselbring, effective as of July 7, 2011.  Each of the agreements provides for a 24-month term, subject to annual renewal by the disinterested members of the Board of Directors.  Prior to each such renewal, the disinterested members of the Board of Directors will conduct a comprehensive performance evaluation for purposes of determining whether to extend the agreements.  In the event of a change in control (as defined in the agreements), each agreement will automatically renew for a term of 12 months following the effective date of the change in control.  The agreements will terminate if the executive or Iroquois Federal terminates executive’s employment prior to a change in control.  If, within 12 months after a change in control, Iroquois Federal terminates the executive’s employment without cause or if the executive terminates employment voluntarily under specified circumstances that constitute good reason, including a material diminution in authority, duties or responsibilities, a material diminution in base salary, a relocation that increases the executive’s commute by more than 35 miles, or any other action or inaction by Iroquois Federal or the Company that would constitute a breach of the agreement, the executive will be entitled to a lump sum cash payment equal to two times the executive’s base salary and highest rate of bonus paid to the executive during the three years prior to termination, payable in a single lump sum within ten days following the termination of employment.  In addition, the executive will be entitled to continue participation in life insurance, non-taxable medical, vision, and dental coverage, subject to the same terms and conditions as prior to the executive’s termination of employment.  Such coverage will cease 24 months after the executive’s termination.  In the event the provision or payment of such benefit would subject Iroquois Federal to excise taxes or penalties, Iroquois Federal will pay to the executive a cash lump sum payment equal to the cost of providing such benefits.  The payments required under the change in control agreements will be reduced to the extent necessary to avoid an excess parachute payment.  Payments under the agreements will be paid from the general funds of Iroquois Federal; the Company, however, will guarantee the payments due under the agreements.  In addition, Iroquois Federal or the Company agrees to pay all reasonable costs and legal fees of the executive in relation to the enforcement of the change in control agreements, provided the executive succeeds on the merits in a legal judgment, arbitration proceeding or settlement.

The foregoing descriptions of the employment agreements and change in control agreements are qualified in their entirety by reference to the documents that are attached as Exhibits 10.1 through 10.4 of this Current Report on Form 8-K, and are incorporated by reference into this Item 5.02(e).

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)           Amendment of Bylaws.  On July 12, 2011, the Board of Directors of the Company amended the Company’s Bylaws (the “Bylaw Amendment”).

Specifically, Article II, Section 12 “Director Qualifications” of the Company’s Bylaws has been amended. Under the amended and restated Bylaws, no person is eligible for election or appointment to the Board of Directors: (a)(i) if such person has been the subject of supervisory action by a financial regulatory agency that resulted in a cease and desist order or an agreement or other written statement subject to public disclosure under 12 U.S.C. §1818(u), or any successor provision; (ii) if such person has been convicted of a crime involving dishonesty or breach of trust which is punishable by imprisonment for a term exceeding one year under state or federal law; or (iii) if such person is currently charged in any information, indictment, or other complaint with the commission of or participation in such a crime; or (b) unless such person has been, for a period of at least one year immediately before his or her nomination or appointment or at the time of his or her initial appointment or election to the Board of Directors of the Corporation or a subsidiary of the Corporation, a resident of a county in which the Corporation or its subsidiaries maintains a banking office or a county contiguous to any such county.  No person may serve on the Board of Directors and at the same time be a director or officer of a co-operative bank, credit union, savings bank, savings and loan association, trust company, bank holding company or banking association (in each case whether chartered by a state, the federal government or any other jurisdiction), other than of a subsidiary of the Corporation, that engages in business activities in the same market area as the Corporation or any of its subsidiaries. No person shall be eligible for election or appointment to the Board of Directors if such person is the nominee or representative of a company, as that term is defined in the regulations of the Board of Governors of the Federal Reserve System, 12 C.F.R §212.2(n)(2010), of which any director, partner, trustee or stockholder controlling more than 10% of any class of voting stock would not be eligible for election or appointment to the Board of Directors under this Section 12. The Board of Directors shall have the power to construe and apply the provisions of this Section 12 and to make all determinations necessary or desirable to implement such provisions, including but not limited to determinations as to whether a person is a nominee or representative of a person, a company or a group, whether a person or company is included in a group, and whether a person is the nominee or representative of a group acting in concert.  No person 72 years of age shall be eligible for election, re-election, appointment or reappointment to the Board of Directors of the Corporation.  No director shall serve as such beyond the annual meeting of the Corporation immediately following the director becoming 72 years of age. This age limitation does not apply to an advisory director or director emeritus of the Corporation.

The foregoing description of the Bylaw Amendment is qualified in its entirety by reference to the Company’s Bylaws that are attached as Exhibit 3.2 of this Current Report on Form 8-K, and are incorporated by reference into this Item 5.03.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit 3.2	Amended and Restated Bylaws of IF Bancorp, Inc.

Exhibit 10.1	IF Bancorp, Inc. Employment Agreement with Alan D. Martin, dated effective as of July 7, 2011

Exhibit 10.2	Iroquois Federal Savings and Loan Association Employment Agreement with Alan D. Martin, dated effective as of July 7, 2011

Exhibit 10.3	Iroquois Federal Savings and Loan Association Change in Control Agreement with Walter H. Hasselbring, III, dated effective as of July 7, 2011

Exhibit 10.4	Iroquois Federal Savings and Loan Association Change in Control Agreement with Pamela J. Verkler, dated effective as of July 7, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

IF BANCORP, INC.

DATE: July 12, 2011	By:	/s/ Alan D. Martin
Alan D. Martin
President and Chief Executive Officer